Exhibit 16.1

Securities and Exchange Commission 100 F Street, N.E. Washington, D.C. 20549

Re: INVO Fertility, Inc., Form 8-K Filing Dated September 5, 2025

Ladies and Gentlemen:

We have read the statements included under Item 4.01 of the Form 8-K filed by INVO Fertility, Inc. (the “Company”) with the Securities and Exchange Commission, dated September 5, 2025, regarding the change in the Company’s independent registered public accounting firm. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with the other statements of INVO Fertility, Inc. contained therein.

Sincerely,

/s/ M&K CPA’s, PLLC

M&K CPAS, PLLC

The Woodlands, TX

September 5, 2025